Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-153058) pertaining to the 2007 Share Incentive Plan of Agria Corporation, of our report dated September 22, 2015, relating to the consolidated financial statements of Agria Corporation and its subsidiaries, which report appears in the Annual Report on Form 20-F of Agria Corporation for the year ended June 30, 2015.

/s/ GHP Horwath, P.C.
GHP Horwath, P.C.
Denver, Colorado September 22, 2015